Exhibit 99.1
News release for January 29, 2008
Grubb & Ellis Announces Management Change
SANTA ANA, CA (January 29, 2008) ... Grubb & Ellis Company (NYSE:GBE) announced today that Anthony W. Thompson, Chairman of the Board, has resigned as Chairman and as a director effective February 8, 2008. Mr. Thompson became Chairman of Grubb & Ellis on December 7, 2007 upon completion of the combination transaction with NNN Realty Advisors, Inc. Prior to that Mr. Thompson had been executive Chairman of the Board of NNN Realty Advisors, a leading provider of real estate investment products and services.
Mr. Thompson formed Triple Net Properties LLC in 1998. Triple Net quickly became a leader in the 1031 exchange and tenant-in-common real estate investment market. Among his achievements are the creation of a substantial broker-dealer network through NNN Capital Corp., the launching of several public offerings for non-traded REITs, the 2006 reorganization of Triple Net and NNN Capital Corp. to form NNN Realty Advisors, Inc. in connection with a successful $160 million Rule 144A offering of common stock by NNN Realty Advisors, and the just-completed combination with Grubb & Ellis. Since 1998, under Mr. Thompson’s leadership, NNN Realty Advisors and its predecessors have placed nearly $3.0 billion in investor funds in a variety of real estate investments.
Mr. Thompson said: “This is the right time for me to pass on the baton of leadership to Grubb & Ellis management. I have enjoyed the relationships I have formed over the last 10 years, including with the management team of the “new” Grubb & Ellis, in whom I have the greatest confidence. I remain the second largest stockholder in the company and will continue to be Grubb’s biggest fan.”
Scott Peters, Chief Executive Officer of Grubb & Ellis, said: “We are indebted to Tony for his many years of extraordinary service to NNN Realty Advisors and its predecessors. Tony is an acknowledged visionary in our sector of the real estate investment universe having led us to transaction volumes of over $8.5 billion. He has been hugely helpful in the effort to merge the Grubb & Ellis and NNN Realty Advisors platforms, and we will miss his wisdom and energy. We wish him only the best in his future endeavors.”
The company also announced that independent director Glenn L. Carpenter was appointed non-executive Chairman of the Board. Mr. Carpenter, 64, has served on Grubb & Ellis’ board since the combination transaction was completed on December 7, 2007 and has served on NNN Realty Advisors’ board of directors since its formation in November 2006. Since August 2001, Mr. Carpenter has served as the Chief Executive Officer, President and Chairman of FountainGlen Properties, LP, a privately held company in Newport Beach, California, that develops, owns and operates apartment communities for active seniors. Prior to serving with FountainGlen, from 1994 to 2001, Mr. Carpenter was the Chief Executive Officer, Chairman of the Board and founder of Pacific Gulf Properties Inc., a publicly traded REIT that developed and operated industrial business parks and various types of apartment communities. From 1970 to 1994, Mr. Carpenter served as Chief Executive Officer and President, and other officer positions of Santa Anita Realty Enterprises Inc., a publicly traded REIT that owned and managed industrial office buildings, apartments and shopping centers. He has received numerous honors in the real estate field including the Real Estate Review’s 2000 Real Estate Man of the Year Award and was voted Ernst & Young LLP’s 1999 Orange County Entrepreneur of the Year for Real Estate.